                                                                     EXHIBIT 3.1

                               RESTATEMENT OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                               THE SHAW GROUP INC.

                      A COMPOSITE INCLUDING ALL AMENDMENTS
                              THROUGH JULY 31, 2001

                               -------------------


                                   ARTICLE I.

                                      NAME

  The name of the Corporation is THE SHAW GROUP INC., a Louisiana corporation.


                                   ARTICLE II.

                              OBJECTS AND PURPOSES

         The objects and purposes for which this Corporation is organized and the nature of the business to be carried on by it are stated and declared to be as follows:

         To enter into any business which is lawful under the laws of the State of Louisiana, either for its own account or for the account of others, either as agent or principal, to enter upon or engage in any kind of business of any nature whatsoever in which corporations organized under the Louisiana Business Corporation Law may engage; and, to the extent not prohibited thereby, to enter upon and engage in any kind of business of any nature whatsoever in any other state of the United States of America, any foreign Nation, and any territory of any country to the extent permitted by the laws of such other state, nation, or territory.


                                  ARTICLE III.

                                    DURATION

         The duration of this Corporation shall be in perpetuity, or for such maximum period as may be authorized by the laws of Louisiana.

                                   ARTICLE IV.

                               AUTHORIZED CAPITAL

         The aggregate number of shares which the Corporation has authority to issue is two hundred twenty million (220,000,000) shares, of which two hundred million (200,000,000) shares shall be Common Stock, no par value (the Common Stock), and twenty million (20,000,000) shares shall be Preferred Stock, no par value (the Preferred Stock).

         A. The designations and the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of shares of Common Stock of the Corporation shall be governed by the following provisions:

                  1. Each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Corporation for their vote, waiver, release, or other action; except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter concerning any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Corporation who are entitled to vote or to take any other action.

                  2. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship, or otherwise, has or shares any of the following:

                           a. voting power, which includes, without limitation,
                  the power to vote or to direct the voting power of such share of Common Stock;

                           b. investment power, which includes, without
                  limitation, the power to direct the sale or other disposition of such share of Common Stock;

                           c. the right to receive or to retain the proceeds of
                  any sale or other disposition of such share of Common Stock;
                  or

                           d. the right to receive or to retain any
                  distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

                  3. Without limiting the generality of the foregoing, the following events or conditions will be deemed to involve a change in beneficial ownership of a share of Common Stock:

                           a. in the absence of proof to the contrary provided
                  in accordance with certain procedures set forth below, a change in beneficial ownership will be deemed to have occurred
                  (i) whenever an outstanding share of Common Stock is transferred of record into the name of any other person and
                  (ii) upon the issuance of shares in a public offering;

                           b. in the case of an outstanding share of Common
                  Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in IV.A.2.a through IV.A.2.d, inclusive, above with respect to such outstanding share of Common Stock during the four years immediately preceding the date on which a determination is made of the shareholders of the Corporation entitled to vote or to take any other action, then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period;

                           c. in the case of an outstanding share of Common
                  Stock held of record in the name of any person as a trustee, agent, guardian, or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting, or a change in such trustee, agent, guardian, or custodian; or

                           d. in the case of outstanding shares of Common Stock
                  beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of five percent (5%) of the outstanding shares of Common Stock, fails to notify the Corporation of such ownership within ten days after such acquisition, a change in beneficial ownership of such shares or Common Stock will be deemed to occur on each day while such failure continues.

                  4. Notwithstanding any other provision in the Articles of Incorporation to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

                           a. any transfer of any interest in an outstanding
                  share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of this Article;

                           b. any changes in beneficiary of any trust, or any
                  distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage, or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

                           c. any appointment of a successor trustee, agent,
                  guardian, or custodian with respect to an outstanding share of Common Stock if neither such successor has, nor its predecessor had, the power to vote or to dispose of such share of Common Stock without further instructions from others;

                           d. any change in the person to whom dividends or
                  other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

                           e. any issuance of a share of Common Stock by the
                  Corporation or any transfer by the Corporation of a share of Common Stock held in treasury, other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

                           f. any giving of a proxy in connection with a
                  solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

                           g. any transfer, whether or not with consideration,
                  among individuals related or formerly related by blood, marriage, or adoption (relatives) or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

                           h. any appointment of a successor trustee as a result
                  of the death of the predecessor trustee (which predecessor trustee shall have been a natural person);

                           i. any appointment of a successor trustee who or
                  which was specifically named in a trust instrument prior to December 8, 1993;

                           j. any appointment of a successor trustee as a result
                  of the resignation, removal, or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than fifty percent (50%) of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

                  5. For purpose of this Section IV.A, all determinations concerning changes in beneficial ownership, or the absence of any such change, are made by the Board of Directors of the Corporation or, at any time when the Corporation employs a transfer agent with respect to the shares of Common Stock, at the Corporation's request, by such transfer agent on the Corporation's behalf. Written procedures designated to facilitate such determinations are to be established and may be amended from time to time by the Board of Directors. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

                  6. In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

                  7. Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock will constitute a single class of shares of the Corporation.

                  8. When and as dividends or other distributions are declared, whether payable in cash, in property, or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equality, share-for-share, in such dividends or other distributions, provided that if dividends or other distributions are declared which are payable in shares of Common Stock, such dividends or other distributions shall be declared payable at the same rate for all holders of Common Stock, and the dividends payable in shares of Common Stock will be payable to holders of Common Stock.

                  9. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of more than seventy-five percent (75%) of the voting power of Common Stock shall be required to amend, repeal, or adopt any provision inconsistent with, any provision of
Section IV.A.

         B. The Board of Directors of the Corporation is hereby expressly vested with the authority to issue Preferred Stock from time to time in one or more series as the Board of Directors may establish by the adoption of a vote or votes relating thereto, each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the vote or votes providing for the issue of such series adopted by the Board of Directors, including, without limitation, the following:

                  1. The number of shares to constitute each such series and the serial designation thereof;

                  2. Whether the shares of each such series shall be subject to redemption and, if made subject to redemption, the time, prices and other terms and conditions of such redemption;

                  3. The dividend rate of each such series, the conditions and times of payment thereof, the relation (including preferences, if any) which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of such stock, and whether such dividends shall be cumulative or non-cumulative;

                  4. The rights of the holders of the shares of each such series (including preference, if any) upon the dissolution of, or upon any distribution of any assets of, the Corporation;

                  5. Whether or not the shares of each such series shall be convertible into, or exchangeable for, shares of any other class or classes of any other series of such stock and, if made convertible or exchangeable, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange;

                  6. The terms and amount of any sinking fund provided for the purchase or redemption of the shares of each such series;

                  7. The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of directors or otherwise; and

                  8. The restrictions, if any, on the issue, reissue, or sale of any additional Preferred Stock of such series or any other series or class.

         C. No holder of stock of any class of the Corporation, whether now or hereafter authorized, shall have any preemptive, preferential, or other rights to subscribe for or purchase or acquire any share of any class or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of any class or any other securities, now or hereafter authorized, and whether the same shall be issued for cash, service, or property, or by way of dividend or otherwise.

         D. Of the 20,000,000 shares of authorized preferred stock, no par value per share, 2,000,000 shares shall constitute a separate series of preferred stock with the voting powers and the preferences and rights hereinafter set forth.

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.



         Section 2. Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, no par value per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this
         Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of

         $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Series A Preferred Stock;

                           (ii) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

         Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.


                                   ARTICLE V.

                               BOARD OF DIRECTORS

         A. (1.) The number of directors shall not be less than three (3) nor more than fifteen (15). The authorized number of directors may be determined from time to time by a vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of more than fifty percent (50%) of the voting power of the then outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In the event that at any time the number of directors shall be fixed in this manner at twelve (12) or more, then, at the next meeting of shareholders at which such directors are to be elected (the Classification Meeting), the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws, one class initially to be elected for a term expiring at the first annual meeting of shareholders to be held after the Classification Meeting, another class initially to be elected for a term expiring at the second annual meeting of shareholders to be held after the Classification Meeting, and another class initially to be elected for a term expiring at the third annual meeting of shareholders to be held after the Classification Meeting, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. No director need be a shareholder.

                  2. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if by less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of shareholders at which the term of office of the class to which such director has been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

                  3. Any director may be removed from office only for cause by the affirmative vote of the holders of more than fifty percent (50%) of the voting power of the Common Stock of the Corporation entitled to vote generally in the election of directors (the Voting Stock).

                  4. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of more than seventy-five percent (75%) of the voting power of the Common Stock shall be required to amend, repeal, or adopt any provision inconsistent with any provision of this Section V.A.

         B. Unless and until otherwise provided in the By-Laws, all of the corporate powers of this Corporation shall be vested in, and all of the business and affairs of this Corporation shall be managed by, a Board of Directors.

         C. The Board of Directors shall have authority to make and alter By-Laws, including the right to make and alter By-Laws fixing their qualifications, classifications, or terms of office, or fixing or increasing their compensation, provided, however, that the shareholders may change or repeal any By-Law adopted by the Board of Directors; and provided, further, that no amendment or supplement to the By-Laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the shareholders, or with any provision of these Articles.

         D. Any director absent from a board meeting may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions or proxy of the absent director.

         E. Any action which may be taken at a meeting of the Board of Directors may be taken by a consent in writing signed by all of the directors and filed with the records of the Corporation.

         F. The Board of Directors shall have authority to exercise all such other powers and to do all such other lawful acts and things which this Corporation or its shareholders might do, unless prohibited from doing so by applicable laws or by the Articles of Incorporation or by the By-Laws of the Corporation.


                                   ARTICLE VI.

                        PURCHASE AND REDEMPTION OF SHARES

         The Corporation may purchase or redeem its own shares in the manner and on the conditions permitted and provided in Section 55 of the Business Corporation Law or other applicable law and as may be authorized by the Board of Directors. Shares so purchased shall be considered treasury shares and may be reissued and disposed of as authorized by law, or may be canceled and the capital stock reduced, as the Board of Directors may, from time to time, determine in accordance with law.

                                  ARTICLE VII.

                          CAPITAL SURPLUS AND DIVIDENDS

         The Board of Directors shall have such power and authority with respect to capital, surplus, and dividends, including allocation, increases, reduction, utilization, distribution, and payment, as is permitted and provided in Sections 61, 62, and 63 of the Business Corporation Law or other applicable law.


                                  ARTICLE VIII.

                 CORPORATE ACTION AND AMENDMENTS BY SHAREHOLDERS

         A. Except as otherwise provided in these Articles of Incorporation, any corporate action of shareholders, including specifically, but not by way of limitation, adoption of amendments to the Articles, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporate assets, may be taken on affirmative vote of a majority of the voting power present.

         B. Except as otherwise provided in these Articles of Incorporation, these Articles may be amended by a majority vote or written consent of the shareholders entitled to vote, or by such larger vote as may be required by the Business Corporation Law of Louisiana or by the By-Laws of the Corporation.

         C. Consents to corporate action (in writing) may be signed by shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of shareholders.

         D. The By-Law provisions or agreements authorized hereby may contain such other terms and conditions as the Board of Directors, in its sole discretion, shall determine to be consistent with the provisions of this Article.

         E. Notwithstanding any other provision in the Articles of Incorporation, any business combination as defined herein shall be subject to the requirements set forth in this Article VIII.E.

                  1. In addition to any vote required under the Louisiana Business Corporation Law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote thereon (not including shares deemed beneficially owned by a Related Person [as hereinafter defined]) shall be required in order to authorize and/or approve a Business Combination (as hereinafter defined). Such affirmative vote shall be required, notwithstanding any other provision of these Articles, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or a no vote.

                  2. For the purpose of this Section VIII.E, the following definitions apply:

                                    a. The term Related Person shall mean and
                           include (1) any person as such term is used in
                           Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as in effect on the date of the filing of these Articles of Restatement (the 1934
                           Act) (other than any trustees or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in the same proportions as their ownership of shares of Common Stock of the Corporation), which, together with its affiliates (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on the date of filing of this Restatement of the Articles or as subsequently amended, including any successor regulation [the 1934 Act Regulations]) beneficially owns (as that term is defined in Rule 13d-3 of the 1934 Act Regulations) in the aggregate five percent (5%) or more of the outstanding shares of the Common Stock of the Corporation; and (2) any affiliate (as that term is defined in Rule 12b-2 of the 1934 Act Regulations) of any such person; provided that the term Related Person shall not include any person who (x) beneficially owned shares of Common Stock in excess of the five percent (5%) limitation set forth herein as of December 1, 1993, or (y) acquired the shares from a person described in (x) above by gift, inheritance, or in a transaction in which no consideration was exchanged. Without limitation, any shares of the Common Stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise, shall be deemed beneficially owned by such Related Person.

                                    b. The term Business Combination as used in
                           this Section VIII.E shall mean any of the following:

                                            (1) any merger or consolidation of
                           the Corporation or a subsidiary of the Corporation which constitutes a Substantial Part (as hereinafter defined) of the assets of the Corporation with another corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation;

                                            (2) any sale, lease, exchange,
                           mortgage, pledge, transfer, or other disposition of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary);

                                            (3) any reclassification of the
                           Common Stock of the Corporation, or any
                           recapitalization involving the Common Stock of the Corporation, other than a recapitalization of the Corporation in which no Related Person acquires more than twenty percent (20%) of the combined voting power of the Corporation's then outstanding securities;

                                            (4) the adoption of any plan or
                           proposal for the liquidation or dissolution of the Corporation; and

                                            (5) any agreement, contract, or
                           other arrangement providing for any of the transactions described in this Section VIII.E.2.b.

                                    c. The term Substantial Part shall mean more
                           than fifty percent (50%) of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

         F. Notwithstanding anything contained in the Articles of Incorporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the Common Stock shall be required to amend or repeal, or adopt any provision inconsistent with, any provisions of this
Section VIII.E.

                                   ARTICLE IX.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Corporation shall indemnity and hold harmless, to the fullest extent authorized by the Louisiana Business Corporation Law, each director and officer now or hereafter serving the Corporation from or against any and all claims and liabilities to which he may be or may become subject by reason of his now or hereafter being, or having heretofore been, a director or officer of the Corporation and/or by reason of his alleged acts or omissions as such director or officer, whether or not he continued to be such officer or director at the time when any such claim or liability is asserted. The Corporation shall reimburse each such director or officer for all legal and other expenses reasonably incurred by him in connection with defending any or all such claims or liabilities, including amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication, with the approval of the Board of Directors, whether or not he continued to be such director or officer at the time the expenses were incurred; however, the Corporation shall not indemnify any director or officer for any or all such claims(s) or liability(ies) or in payments settling the same if, in the judgment of the directors of the Corporation, the director or officer against whom such claim or liability is asserted has been guilty of willful or intentional misconduct. The foregoing right of indemnification shall not be exclusive of any other rights to which any director or officer may be entitled as a matter of law.


                                   ARTICLE X.

                               UNCLAIMED PROPERTY

         Cash, property, or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable (despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the Certificates for the shares to such shareholders within such time) shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease.